Exhibit 2.1

AMENDMENT TO TECHNOLOGY LICENSE AND COMMERCIALIZATION AGREEMENT

This Amendment to Independent Contractor Agreement (this “Amendment”) is entered into as of March 28, 2024 (the “Effective Date”), by and between GoLogiq, Inc., a Nevada corporation (“GoLogiq”, “GOLQ”, or “Licensor”) and Recruiter.com Group, Inc., a Nevada corporation (“Recruiter”,“RCRT”, the “Company”, or “Licensee”) with respect to the Technology License And Commercialization Agreement dated February 23, 2024 (the “Original Agreement”). Each of GOLQ and RCRT is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties hereby agree to amend and/or modify the Original Agreement:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.   Section 3 of the Original Agreement shall be amended to include the following Section 3.3:

3.3  Technical Assistance.  Notwithstanding anything contrary contained herein, during the term of this Agreement, Licensor shall provide Licensee with technical assistance, free of charge, including maintenance support and patch updates, in connection with the GOLQ Technology and the Licensed Products.

3.3.1 Time Commitment. Licensor shall, upon the request of Licensee, dispatch its engineers to Licensee for training of Licensee's personnel. The total period for such technical assistance excluding the travelling time shall not exceed 10 man days (based on 8 hours of work per engineer per day), and any further assistance of Licensor's engineers shall be determined by the mutual agreement of the Parties. After the initial dispatch by Licensor of its engineers for 10 man-day period, the salaries of Licensor's engineers for the dispatched period shall be paid by Licensee. All the expenses incurred by the engineers of Licensor for business class airfare, lodging and food and other general living expenses during their stay for the period of technical assistance shall be borne by Licensee.

3.3.2 Further Assistance. Any further assistance may be rendered by Licensor upon mutual agreement of the Parties.

2.   Section 5.1 of the Original Agreement shall be amended and replaced in its entirety by the following:

5.1.1 Upfront Payment. RCRT will issue to GOLQ such number of shares of RCRT common stock that represents 19.99% of the number of issued and outstanding shares of the RCRT common stock on the Business Day prior to the Effective Date (the “Shares”).  Following the issuance of the Shares, GOLQ will own 16.66% of the issued and outstanding shares of the RCRT common stock. For the avoidance of doubt, the total aggregate transaction value shall equal the value of the Shares as of the Effective Date.

5.1.2. Royalty. In addition to the Installment Payment, RCRT shall pay to GOLQ a royalty of five percent (5%) of Net Sales of Licensed Products in the Territory during the Term.

5.1.3 Warrant. In consideration of the License and technical assistance granted under this Agreement, RCRT shall grant to GOLQ a warrant to purchase two hundred ninety-two thousand (292,000) shares of RCRT Common Stock (the “Warrant”) for a price equal to $0.01 per share (the “Exercise Price”). This Warrant may be exercised, except as otherwise provided herein, in whole or in part at any time commencing upon the date that is six (6) months from the Effective Date and terminating at 5:00 P.M., New York time, on the three (3) year anniversary of the Effective Date, unless the closing sale price for the common stock of the Company has closed at or above $5.00 for ten consecutive trading days. At such time the Holder will receive 30 days notice upon which to exercise the warrant prior to its expiration (the “Expiration Date”).  GOLQ acknowledges and agrees that the subsequent issuance of shares under the Warrant at the time of Exercise Notice may be subject to approval by the shareholders of RCRT, but only if required at the time under applicable law or exchange regulations.

(a) Blocker Provision. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by GOLQ upon any exercise of Warrants in the Company and its successor(s) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by GOLQ and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with GOLQ for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Notice of Exercise hereunder will constitute a representation by GOLQ that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Notice of Exercise is permitted under this paragraph. This provision shall not restrict the number of shares of Common Stock GOLQ may receive or beneficially own in order to determine the amount of securities or other consideration that GOLQ may receive in the event of a merger or other business combination or reclassification involving the Company. For the avoidance of doubt, this restriction shall not be conferred upon any third party to whom GOLQ transfers such Warrants. This restriction may not be waived.

5.1.4 Option to Purchase.  GOLQ hereby grants to RCRT the option to purchase the GOLQ Technology and the Licensed Products for a purchase price of $400,000 for the duration of the Term.   If RCRT elects to exercise this option, RCRT acknowledges that such exercise may be subject to shareholder approval by the shareholders of GOLQ at the time of election, but only if required under applicable law or regulation.

3.   Except as amended or otherwise modified under this Amendment, all other terms of the Original Agreement shall remain in full force and effect.  All references to “Agreement” in the Original Agreement shall hereafter be taken to mean the Original Agreement as amended or modified by this Amendment.

4.   This Amendment may be executed in multiple counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Recruiter.com Group, Inc.

By:

Name:

Title:

GoLogiq, Inc.

By:

Name:

Title: